Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Brian Shannon
September 23, 2008		713.849.9911
		bshannon@flotekind.com

Flotek Industries Appoints James R. Massey to Board of Directors

HOUSTON, September 23, 2008 – Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, announced today that James R. Massey has been named to the Flotek Industries Board of Directors. Mr. Massey will serve on Flotek’s Governance and Nominating Committee.

Mr. Massey recently retired from ExxonMobil after 36 years experience in the oil industry, both domestically and internationally. During his career, Mr. Massey has held a variety of senior leadership positions from country manager to larger portfolios of multiple countries.

Mr. Massey retired as Vice President, ExxonMobil Production Company, where at different times he had responsibility for production operations in Africa, the Middle East, CIS, South America, Canada, and the United States. Prior to this position, Mr. Massey was Executive Vice President Mobil Oil Corporation, where he was responsible for upstream operations in Europe and Africa. He holds a Bachelor of Science degree in Chemical Engineering from Texas A&I University.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals, and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.